Exhibit 2.7

FOURTH AMENDMENT

TO

ASSET PURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO ASSET PURCHASE AGREEMENT is entered into by and between GenStar Therapeutics Corporation, a Delaware corporation (the “Buyer”), and Baxter Healthcare Corporation, a Delaware corporation (the “Seller”), and shall be effective immediately prior to the closing of the merger between Genesis Acquisition Corporation and Vascular Genetics Inc. pursuant to the Agreement and Plan of Reorganization dated September 12, 2002, by and among the Buyer, Genesis Acquisition Corporation and Vascular Genetics Inc., as amended. The Buyer and the Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” All capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement (as defined below).

RECITALS

A.    The Buyer and the Seller have entered into that certain Asset Purchase Agreement, dated as of February 28, 1998 (the “Agreement”); and

B.    The Buyer and the Seller have entered into that First Amendment to Asset Purchase Agreement, dated as of May 27, 1998, (i) to reflect certain changes to the structure of the transaction contemplated by the Agreement, (ii) extend the date for the fulfillment of certain conditions precedent set forth in the Agreement, and (iii) incorporate certain terms and conditions relating to the employment by the Buyer of certain designated employees;

C.    The Buyer and Seller have entered into that Second Amendment to Asset Purchase Agreement, dated as of July 20, 2001, which reflected amendments to the certificates of designation to the Series A preferred stock, the Series B preferred stock and the Series C preferred stock of the Buyer;

D.    The Buyer and Seller have entered into that Third Amendment to Asset Purchase Agreement, dated as of December 19, 2001, which reflected an amendment to the certificate of designation to the Series B preferred stock; and

E.    The Parties now wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the Parties do hereby agree as follows:

SECTION 1.    AMENDMENT OF RIGHTS AGREEMENT

1.1    Post-Closing Covenants.    A new Section 5.2(J) shall be inserted into the Agreement immediately following Section 5.2(I) as follows:

(J)    If (i) the Buyer shall (a) cease operations and liquidate its assets or (b) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (ii) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Buyer or of all or a substantial part of the property of the Buyer, or an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Buyer or the debts of the Buyer under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered against the Buyer, then the Buyer will assign, transfer and deliver (or cause to be assigned, transferred and delivered) to the Seller all of the Buyer’s right, title and interest in and to the Intellectual Property Assets.

SECTION 2.    AMENDMENT OF EXHIBITS TO THE AGREEMENT

As of the date hereof, the Agreement is hereby amended to replace the Certificate of Designation for the Series A Preferred Stock, the Certificate of Designation for the Series B Preferred Stock and the Certificate of Designation for the Series C Preferred Stock of the Buyer as contained in Exhibit A of the Agreement with the forms attached hereto as Exhibit 1.

SECTION 3.    ADDITIONAL PROVISIONS

3.1    Entire Agreement and Modification.    The Agreement, as amended by the First Amendment to Asset Purchase Agreement, the Second Amendment to Asset Purchase Agreement, the Third Amendment to Asset Purchase Agreement, and this Fourth Amendment to Asset Purchase Agreement and the schedules and exhibits thereto, constitutes the entire agreement among the Parties with respect to the subject matter thereof and hereof and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof and thereof. The Agreement, as amended, may not be further amended except in accordance with Section 16.1 of the Agreement, as amended.

3.2    Counterparts.    This Fourth Amendment to Asset Purchase Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

3.3    Headings.    The Section headings contained in this Fourth Amendment to Asset Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Fourth Amendment to Asset Purchase Agreement.

3.4    Severability.    In the event that any provision of this Fourth Amendment to Asset Purchase Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Fourth Amendment to Asset Purchase Agreement shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of the Agreement, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Fourth Amendment to Asset Purchase Agreement effective as of the time set forth above.

Buyer:	GENSTAR THERAPEUTICS CORPORATION

	By:	/s/ ROBERT E. SOBOL, M.D.
	Name:	Robert E. Sobol, M.D.
	Title:	President and Chief Executive Officer

Seller:	BAXTER HEALTHCARE CORPORATION

	By:	/s/ VICTOR W. SCHMITT
	Name:	Victor W. Schmitt
	Title:	President, Venture Management

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